UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eLong, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Xingke Plaza, Tower B, Third Floor
Cayman Islands	10 Middle Jiuxianqiao Road	Not Applicable
(State or Other Jurisdiction of	Beijing 100015 People’s Republic of China	(I.R.S. Employer
Incorporation or Organization)	(Address of Principal Executive Offices	Identification No.)
Including Zip Code)

eLong, Inc. 2009 Share and Annual Incentive Plan
(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)
(212) 894-8641
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum	Amount of
Title of Securities	Amount to be		Offering Price		Aggregate	Registration
to be Registered	Registered(1)(2)		Per Share		Offering Price	Fee(3)
Ordinary Shares, par value US$, $0.01 per share	5,000,000	(4)	$8.235	(5)	$41,175,000	$5,303
Total	5,000,000		N/A		$41,175,000	$5,303

(1)	This Registration Statement registers an additional 5,000,000 ordinary shares of eLong, Inc., par value US $0.01 per share (the “Ordinary Shares”), issuable under the eLong, Inc. 2009 Share and Annual Incentive Plan, as amended (the “2009 Plan”). These shares may be represented by the Registrant’s American Depositary Shares (“ADS”), each of which represents two Ordinary Shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (No. 333-119617), as amended, filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2004.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated by multiplying US$0.0001288 by the proposed maximum aggregate offering price.
(4)	These shares are available for issuance under the 2009 Plan upon vesting and settlement of performance units (“PUs”) that have been granted but have not yet vested, or PUs or options that may be granted in the future, and, accordingly, do not have a fixed exercise price, in the case of options, or any known market value, in the case of PUs.
(5)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of ADSs of the Registrant on the Nasdaq Global Select Market on March 25, 2014. Each ADS represents two Ordinary Shares.

EXPLANATORY NOTE

We are filing this registration statement to register an additional 5,000,000 Ordinary Shares of eLong, Inc., par value US$0.01 per share for issuance under the 2009 Plan. The increase in the number of shares authorized for issuance under the 2009 Plan was approved by our Board of Directors on September 18, 2013. On May 11, 2010, we filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-166722) registering 3,000,000 Ordinary Shares issuable pursuant to the 2009 Plan; on June 29, 2011, we filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-175225) registering an additional 3,000,000 Ordinary Shares issuable pursuant to the 2009 Plan; and on April 26, 2012, we filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-180962) registering an additional 6,000,000 Ordinary Shares issuable pursuant to the 2009 Plan (together, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by eLong, Inc. (the “Registrant”) with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2013, filed on March 31, 2014;

(b)	The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 000-50984) filed with the SEC on October 13, 2004, which incorporates by reference the description of the Registrant’s Ordinary Shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (No. 333-119606), as amended, filed on October 7, 2004; and

(c)	The description of the Registrant’s shares contained in the Registration Statement on Form F-6 (No. 333-119617), as amended, filed on October 8, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all Incorporated Documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to eLong, Inc., Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Beijing 100015, China, Attention: Legal Department; Telephone: +(8610) 5806-2288.

Item 6. Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Third Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any willful neglect or intentional malfeasance which may be attached to such person.

The Registrant maintains a directors and officers liability insurance policy for its directors and officers.

Item 8. Exhibits.

The Exhibits listed in the accompanying Exhibit Index, and are each filed as a part of, or incorporated by reference to, this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on March 31, 2014.

eLong, Inc.

By:	/s/ Sami Farhad
	Name:	Sami Farhad
	Title:	Vice President & General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Guangfu Cui, Rong Luo, Sami Farhad and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 as well as any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of March 31, 2014.

Signature	Title

/s/ Guangfu Cui	Chief Executive Officer, Director
Guangfu Cui	(Principal Executive Officer)

/s/ Rong Luo	Chief Financial Officer
Rong Luo	(Principal Financial Officer)

/s/ Phillip Yang	Chief Accounting Officer
Philip Yang

/s/ Henrik Kjellberg	Director
Henrik Kjellberg	(Chairman of the Board)

/s/ Dhiren Fonseca	Director
Dhiren Fonseca

/s/ Thomas Gurnee	Director
Thomas Gurnee

/s/ Dara Khosrowshahi	Director
Dara Khosrowshahi

Signature	Title

/s/ Cyril Ranque	Director
Cyril Ranque

/s/ Michael Scown	Director
Michael Scown

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Bellevue, Washington on March 31, 2014.

By:	/s/ Robert J. Dzielak
	Name:	Robert J. Dzielak

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Conyers Dill & Pearman (Cayman) Limited

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young Hua Ming)

23.2	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto)

99.1	eLong, Inc. 2009 Share and Annual Incentive Plan, as amended (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 20-F filed with the Commission on March 31, 2014)